Exhibit 10.5

NOTE: CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT AND REPLACED BY “[*]”. A COMPLETE COPY OF THIS DOCUMENT INCLUDING THE CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

THIS AGREEMENT, effective September 28, 1995, is entered into

- BY -

1149336 ONTARIO INC.,

a corporation incorporated under the laws of the

Province of Ontario, having its registered office at

19 Fernwood Road, Toronto, Ontario M6B 3G3

(herein called “DRUCKER LTD.”)

- AND -

DANIEL J. DRUCKER, M.D.

an individual residing at

19 Fernwood Road, Toronto, Ontario M6B 3G3

(herein called “DR. DRUCKER”)

- AND -

ALLELIX BIOPHARMACEUTICALS INC.,

a corporation incorporated under the laws of Canada,

having its principal place of business at

6850 Goreway Drive, Mississauga, Ontario L4V IV7

(herein called “ALLELIX”).

I.	Background of Agreement

1.0 DR. DRUCKER is a clinician and medical researcher operating out of the Toronto Hospital and the University of Toronto and has been, and continues to be, engaged in research aimed at the elucidation of a gastrointestinal growth factor.

1.1 ALLELIX is a biopharmaceuticals research and development company, and has sponsored DR. DRUCKER’s research in the gastrointestinal growth factor field, through cash payments; through in kind provisions of reagents and services; and by the supporting of DR. DRUCKER’s research under the Industrially Oriented Research (IOR) Grant Program. During the course of the research program, ALLELIX has provided advice and suggestions as to the conduct of the research and the potential utility of the gastrointestinal growth factor.

1.2 Under this research program, DR. DRUCKER has invented (1) a peptide to treat various medical conditions including conditions resulting from the impaired growth or loss of tissue, (2) a pharmaceutical composition including such a peptide, (3) a salt of such peptide, and (4) a method of medical treatment including the use of such pharmaceutical composition, and ALLELIX has arranged at its expense for the filing of a priority patent application therefor in the name of DR. DRUCKER.

1.3 DR. DRUCKER has assigned the results of his research and the aforementioned patent application to DRUCKER LTD.

1.4 ALLELIX, DRUCKER LTD. and DR. DRUCKER now wish to set forth the terms and conditions of a license under which ALLELIX shall be entitled to commercialize certain rights to the results of DR. DRUCKER’s research as assigned to DRUCKER LTD.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations hereinafter contained, and other good and valuable consideration, DRUCKER LTD., DR. DRUCKER and ALLELIX agree as follows:

II.	Definitions

As used herein, the following terms shall have the meanings set forth below:

2.1 AFFILIATE means any COMPANY that is controlled directly or indirectly by a party hereto, or any COMPANY that directly or indirectly controls a party hereto, or any COMPANY that is directly or indirectly controlled by a COMPANY which also directly or indirectly controls a party hereto, so that AFFILIATE shall include any parent or subsidiary of a party hereto, or any directly or indirectly held subsidiary of a party hereto.

2.2 BASIC PATENTS means (1) the United States patent application filed April 14, 1995 entitled “Glucagon-Like Peptide-2 and Its Therapeutic Use” and includes (2) patents to be issued pursuant to (1) and all divisions, continuations in whole and in part, reissues, re-examinations, substitutes, extensions and foreign counterparts thereof.

2.3 COMPANY includes a corporation, firm, partnership or other entity.

2.4 CONFIDENTIAL INFORMATION shall mean all disclosures of know-how, inventions and other intellectual property under this Agreement, and any other information about the businesses or affairs of the other, but excluding information which:

(a) was already known to the receiving party at the time of its disclosure by the disclosing party;

(b) has been published or is otherwise within the public knowledge or is generally known to the public;

(c) has come into the public domain without any breach of this Agreement;

(d) became known or available to the receiving party from a source having the right to make such disclosure to the receiving party and without restriction on such disclosure to the receiving party;

(e) is disclosed to the public and is generally available to the public as a result of compliance with any applicable law or regulation; or

(f) is disclosed as the result of any applications for, or publication of, the PATENT RIGHTS.

2.5 CONTROL means the ownership, directly or indirectly, of more than 50% of voting rights attached to the issued voting shares or comparable interests in a COMPANY.

2.6 EFFECTIVE DATE shall be September 28, 1995.

2.7 EXPENDITURES means expenditures in cash and equivalent-to-cash value of expenditures in kind that ALLELIX has made on (1) research, development and exploitation of the PRODUCT, including expenditures made pursuant to the product development obligations specified in Article V hereof and expenditures under the SPONSORED RESEARCH AGREEMENT; and (2) expenditures on patent preparation, patent prosecution and patent maintenance pursuant to Article VIII hereof.

2.8 FIELD means, and is limited to, veterinary and human therapeutic and diagnostic products and the manufacture, use and sale thereof.

2.9 GROSS SALES shall mean the total sales price of PRODUCT sold by ALLELIX, its AFFILIATES and permitted assigns in final dosage form. Sales by ALLELIX to its SUB-LICENSEES shall not be included in GROSS SALES, but shall be included in any calculation of SUPPLY PROFIT.

2.10 IMPROVEMENT PATENTS means (1) patent applications for those inventions that (a) arise from research that is sponsored by ALLELIX and performed by or on behalf of DR. DRUCKER or DRUCKER LTD. and (b) relates to PRODUCT or to a method of making, using or selling PRODUCT, and all divisions, continuations in whole and in part, reissues, re-examinations, substitutes, extensions and foreign counterparts thereof.

2.11 NET SALES shall mean the total NET SALES PRICE of PRODUCT sold by ALLELIX, its AFFILIATES and permitted assigns in final dosage form. Sales by ALLELIX to its SUB-LICENSEES shall not be included in NET SALES, but shall be included in any calculation of SUPPLY PROFTT.

2.12 NET SALES PRICE shall mean the total of net invoice prices for all PRODUCT sold in arm’s length sales by ALLELIX, its AFFILIATES and permitted assigns, for any given period of time during the term of this Agreement, less wholesaler’s or distributor’s commissions, discounts rebates, samples and freight charges, and taxes separately listed on such invoices, and less the amount of any credits or refunds actually given by ALLELIX for defective or returned PRODUCT.

2.13 PATENT RIGHTS includes BASIC PATENTS and IMPROVEMENT PATENTS.

2.14 PRODUCT means all products which are Glucagon-Like Peptide-2 (GLP-2), and all analogues, fragments, derivatives, receptors and compositions thereof whether developed by ALLELIX and/or DR. DRUCKER pursuant to the SPONSORED RESEARCH AGREEMENT or otherwise.

2.15 SPONSORED RESEARCH AGREEMENT has the meaning attributed thereto in Section 4.6.

2.16 SUB-LICENSEE means a person to whom ALLELIX has sub-licensed or assigned all or part of the rights granted to ALLELIX by DRUCKER LTD. by this Agreement.

2.17 SUBLICENSEE REVENUE shall mean (1) SUPPLY PROFIT and (2) payments in cash and equivalent-to-cash value in-kind payments whether in the form of up front payments, royalties or in any other form actually received by ALLELIX from the sublicensing and assignment of the rights granted to ALLELIX under this Agreement, but shall exclude payments received by ALLELIX in consideration for the issuance of any debt or equity interest in ALLELIX within the definition of “security” in the Securities Act (Ontario) required for bona fide financing of ALLELIX.

2.18 SUPPLY PROFIT means the invoiced price of PRODUCT sold by ALLELIX to a SUB-LICENSEE, less 120% of the direct cost of manufacturing the supplied PRODUCT and less the amount of any credits or refunds actually given by ALLELIX for defective or returned PRODUCT.

2.19 TERRITORY means all countries of the world.

2.20 TOXICOLOGY REPORT has the meaning attributed thereto in Section 5.0(a).

2.21 TRADE SECRETS means all information, expertise, technical assistance and other trade secrets developed by or for DR. DRUCKER or DRUCKER LTD. relating to the manufacture, use or sale of PRODUCT and which constitute CONFIDENTIAL INFORMATION and which he discloses in writing to ALLELIX.

III.	License Grant

3.0 DRUCKER LTD. hereby grants to ALLELIX in the FIELD and TERRITORY, a license under PATENT RIGHTS and TRADE SECRETS to develop and to make, have made, use, sell, have sold and otherwise dispose of PRODUCT.

3.1 The license granted pursuant to Section 3.0 hereof shall be exclusive. Subject only to DRUCKER LTD.’s consent which shall not be unreasonably withheld or delayed having regard to the rights and obligations of ALLELIX under this Agreement, ALLELIX shall have the right to grant sublicenses of its rights set out in Section 3.0 which may, in ALLELIX’S discretion, convey to SUBLICENSEES the right to grant further sublicenses.

3.2 Section 3.1 notwithstanding, DRUCKER LTD. reserves a royalty-free license for the University of Toronto, the Toronto Hospital or any other like institution employing DR. DRUCKER under PATENT RIGHTS and TRADE SECRETS for purposes of research and teaching at the University of Toronto, the Toronto Hospital or like institution.

IV.	Licensing Consideration

4.0 In consideration of the rights granted by DRUCKER LTD. to ALLELIX under this Agreement, ALLELIX shall pay DRUCKER LTD. the consideration set out in this Article.

4.1 On the execution of this agreement by DRUCKER LTD., DR. DRUCKER and ALLELIX, ALLELIX shall pay DRUCKER LTD. the non-refundable sum of [*] Cdn.

4.2 On April 1, l996 and annually thereafter, ALLELIX shall pay DRUCKER LTD. an annual non-refundable license maintenance fee of [*] Cdn.

4.3 On sales by ALLELIX, its AFFILIATES and permitted assigns of PRODUCT, ALLELIX shall pay DRUCKER LTD. a royalty which is equal to the greater of [*] of NET SALES and [*] of GROSS SALES. These royalty payments shall be made in accordance with Article VII of this Agreement. There shall be no minimum annual royalty payments payable by ALLELIX to DRUCKER LTD. for the rights set out in this Agreement.

4.4 To maintain its exclusive rights under this Agreement, ALLELIX shall make the following guaranteed non-refundable payments to DRUCKER LTD. At the following milestones. SUBLICENSING REVENUE paid under Section 4.5 shall apply to reduce guaranteed payments due under this Section 4.4 and guaranteed payments made under this Section 4.4 shall apply to reduce the SUBLICENSING REVENUE due under Section 4.5. For greater certainty, ALLELIX shall pay DRUCKER LTD. the greater of the payments set out in Section 4.5 or in this Section 4.4, but shall not make payments under both Sections.

•	[*] Cdn. upon grant of the first BASIC PATENT by the United States Patent Office.

•	[*] Cdn. upon grant of approval to proceed with the first clinical trial of the PRODUCT in any country in the TERRITORY.

•	[*] Cdn. upon the initiation of the first phase III clinical trial of the PRODUCT in one of the United States, Japan, the United Kingdom, France or Germany.

•	[*] Cdn. upon the acceptance of the first new drug application (NDA) to market a PRODUCT in one of the United States, Japan, the United Kingdom, France or Germany.

4.5 ALLELIX shall provide DUCKER LTD. with a percentage of SUBLICENSING REVENUE actually received by ALLELIX, determined having regard to the EXPENDITURES made before the date ALLELIX receives the SUBLICENSING REVENUE as follows:

EXPENDITURE	Percentage of Sublicensing Revenue
less than [*] Cdn.	[*]
between [*] and less than [*]	[*]
between [*] and less than [*]	[*]
[*] or more	[*]

4.6 DR. DRUCKER and ALLELIX shall execute on the date of execution of this Agreement, a sponsored research agreement the “SPONSORED RESEARCH AGREEMENT”) effective September 1, 1995 regarding further research and development by DR. DRUCKER.

V.	Commercialization and Further Research

5.0 Upon execution of this Agreement ALLELIX, on its own or through a SUB-LICENSEE, shall ensure that reasonable commercial efforts are used, in relation to PRODUCT, to:

(a) perform in a timely fashion pre-clinical testing and evaluation, which shall include an assessment of toxicology based on results from both acute and chronic studies in two different mammalian species, the results of all of which shall be reported to DRUCKER LTD. as a toxicology report (the “TOXICOLOGY REPORT”) promptly after results of the final toxicology study are obtained; and

(b) seek governmental approvals required to produce, manufacture, distribute and market PRODUCT in the TERRITORY, including

1) commencing Phase II clinical trials in a first country in the TERRITORY within [*] from the date of the TOXICOLOGY REPORT; and

2) commencing Phase III clinical trials in a first country in the TERRITORY within [*] from the date of the TOXICOLOGY REPORT; and

3) filing a new drug application within [*] of the date on which the Phase III clinical trial is completed; and

(c) market PRODUCT in those countries within the TERRITORY where governmental approvals are obtained.

5.1 DRUCKER LTD. shall disclose to ALLELIX, and ALLELIX shall be entitled to use all information relating to the PRODUCT, including PATENT RIGHTS and all TRADE SECRETS, to enable ALLELIX or its SUB-LICENSEES to perform its obligations and enjoy the rights granted under this Agreement. DR. DRUCKER shall continue to conduct research in accordance with the SPONSORED RESEARCH AGREEMENT.

5.2 All know-how, inventions and all other intellectual property, whether or not protectable, generated solely by ALLELIX or its employees during the term of this Agreement and relating to the PRODUCT shall belong solely to ALLELIX but any PRODUCT derived therefrom shall be subject to the Licensing Consideration set out in Sections 4.3, 4.4 and 4.5. Determination of inventorship, for this Section 5.2 and for Sections 5.3 and 5.4, shall be made in accordance with United States patent law. Allelix shall disclose this intellectual property to DRUCKER LTD.

5.3 All know-how, inventions and all other intellectual property, whether or not protectable, generated solely by DR. DRUCKER and/or DRUCKER LTD. or by persons working with DR. DRUCKER in his laboratory, and relating to the PRODUCT shall belong solely to DR. DRUCKER. DR. DRUCKER shall disclose this intellectual property to ALLELIX. To the extent that such intellectual property relates to PRODUCT, such intellectual property shall be within the grant of rights from DRUCKER LTD. to ALLELIX as set out in Article III of this Agreement, subject to the agreement assigning rights of original property effected between Dr. Drucker and The Toronto Hospital and University of Toronto. To the extent such intellectual property does not relate to PRODUCT and it arises out of the SPONSORED RESEARCH AGREEMENT, DR. DRUCKER shall first offer in writing to ALLELIX the terms of an exclusive license to exploit such property. ALLELIX shall respond to the written offer within thirty (30) days of receiving it. If ALLELIX rejects the terms of that offer, DR. DRUCKER shall then have the right to offer those same terms to another person. If DR. DRUCKER proposes any new terms of an exclusive license to exploit such property, DR. DRUCKER shall first offer in writing to ALLELIX those new terms and ALLELIX shall respond to those new terms within ten (10) days of receiving them. If ALLELIX rejects the new terms, DR. DRUCKER shall then have the right to offer those new terms to another person.

5.4 All know-how, inventions and all other intellectual property, whether or not protectable, generated jointly by DR. DRUCKER and by ALLELIX or its employees and relating to the PRODUCT shall belong jointly to DR. DRUCKER and ALLELIX. DR. DRUCKER’s share of any jointly owned intellectual property shall, to the extent such relates to PRODUCT, be within the grant of rights from DRUCKER LTD. to ALLELIX as set out in Article III of this Agreement, subject to the agreement assigning rights of original property effected between Dr. Drucker and The Toronto Hospital and University of Toronto. To the extent such intellectual property does not relate to PRODUCT, and it arises out of the SPONSORED RESEARCH AGREEMENT, DR. DRUCKER shall first offer in writing to ALLELIX the terms of an exclusive license to exploit his rights to such property. ALLELIX shall respond to the written offer within thirty (30) days of receiving it. If ALLELIX rejects the terms of that offer, DR. DRUCKER shall then have the right to offer those same terms to another person. If DR. DRUCKER proposes any new terms of an exclusive license of his rights to exploit such property, DR. DRUCKER shall first offer in writing to ALLELIX those new terms and ALLELIX shall respond to those new terms within ten (10) days of receiving them. If ALLELIX rejects the new terms, DR. DRUCKER shall then have the right to offer those new terms to another person.

5.5 DRUCKER LTD., DR. DRUCKER and ALLELIX shall receive and maintain all disclosures of CONFIDENTIAL INFORMATION in confidence and shall not at any time disclose any such received information to persons other than their AFFILIATES, officers, employees and advisers. The disclosure of such information by ALLELIX to a SUBLICENSEE or prospective SUBLICENSEE who has agreed to keep such information confidential is permitted by this Agreement. Each party shall take all reasonable steps to ensure that their respective AFFILIATES, officers, employees, and advisers maintain the obligations of confidence imposed on DRUCKER LTD., DR. DRUCKER and ALLELIX.

5.6 Before publishing any information relating to the PRODUCT, each party shall give to the other at least 30 days prior written notice of the proposed publication and during that 30 days, such first mentioned party shall remove from the proposed publication all information which the other party considers to be confidential. If such first mentioned party requires more time to protect the information contained in the proposed publication, the other party shall withhold the publication for a further 60 days. Further delays in release of the proposed publication shall be by mutual written agreement. DR. DRUCKER shall acknowledge ALLELIX in all publications relating to the PRODUCT. ALLELIX shall acknowledge DR. DRUCKER in all publications relating to the PRODUCT.

VI.	Sublicensing and Assignment

6.0 Subject only to DRUCKER LTD.’s written consent which shall not be delayed or withheld unreasonably having regard to the rights and obligations of ALLELIX under this Agreement, ALLELIX has the right to sublicense any or all of the rights granted under this Agreement to any other person. Such sublicenses may, at ALLELIX’s sole election, be either exclusive or non-exclusive licensees. At all times ALLELIX shall protect to the fullest extent possible its obligations to, and the rights of DRUCKER LTD. and DR. DRUCKER as set forth in this Agreement. ALLELIX contemplates that it may manufacture bulk PRODUCT for supply to SUB-LICENSEES or assignees of the rights under this Agreement. ALLELIX shall provide DRUCKER LTD. with a copy of each sublicense agreement, each assignment of rights agreement and each supply agreement within thirty (30) days of their execution.

6.1 ALLELIX shall pay to DRUCKER LTD. a share of all SUB-LICENSING REVENUE received by ALLELIX as set out in Section 4.5.

VII.	Payments

7.0 Not later than the last day of each September, December, March and June, ALLELIX shall furnish to DRUCKER LTD. a written statement of all NET SALES, GROSS SALES and SUBLICENSING REVENUE, if any, due for the quarterly periods ended the last days of the preceding August, November, February and May, respectively, and shall pay to DRUCKER LTD. all amounts due to DRUCKER LTD. Such amounts are due at the dates the statements are due. If no amount is accrued during any quarterly period, a written statement to that effect shall be furnished.

7.1 Payments provided for in this Agreement, when overdue, shall bear interest at a rate per annum equal to one percent (1%) in excess of the “Prime Rate” published by the Canadian Imperial Bank of Commerce as its prime commercial lending rate of interest (expressed as an annual rate) for loans in Canadian funds, from the due date until such payment is made.

7.2 If this Agreement is for any reason terminated before all of the payments herein provided for have been made, ALLELIX shall immediately submit a terminal report and pay to DRUCKER LTD. any remaining unpaid balance which has accrued even though the due date as provided in Section 7.0 has not been reached.

VIII.	Patent Rights and Patent Infringement

8.0 The acquisition and maintenance of PATENT RIGHTS shall be managed by a patent professional acceptable to the parties who shall be instructed by the parties to diligently pursue prosecution of the PATENT RIGHTS. It shall be the responsibility of this patent professional to advise the parties of the status of the PATENT RIGHTS, and to involve the parties in all portfolio management decisions. ALLELIX shall pay all fees and expenses of any preparation, filing, prosecution and maintenance of PATENT RIGHTS. In the event ALLELIX elects not to file, prosecute or maintain the PATENT RIGHTS in a country, ALLELIX shall have no rights under the PATENT RIGHTS or under this Agreement in the country so elected, it shall so advise DRUCKER LTD. on a timely basis so it can pursue such rights and DRUCKER LTD. shall have the exclusive right to file, prosecute, maintain, and exploit the PATENT RIGHTS in that country at its expense.

8.1 Each party shall be entitled to receive for comment copies of all patent applications relating to the PATENT RIGHTS and correspondence, including status reports, relating to the prosecution, maintenance, issue, re-issue, re-examination or division of these patent applications.

8.2 If any of ALLELIX, DRUCKER LTD. or DR. DRUCKER is sued by a third party for patent infringement because of its exercise of the license granted herein, ALLELIX shall defend the suit at its own expense, but DRUCKER LTD. and DR. DRUCKER shall cooperate to the fullest, at ALLELIX’s expense, in the conduct of the defense. If the parties to the suit reach a tentative settlement, DRUCKER LTD., acting reasonably, must consent to same.

8.3 In the event that any infringement of any of the PATENT RIGHTS comes to the attention of either party hereto, such party shall promptly notify the other party thereof. At DRUCKER LTD.’s request, ALLELIX shall, if it is commercially reasonable to do so, undertake an infringement suit that is reasonably required and in the best interest of both parties. In the event that ALLELIX undertakes such suit, it shall do so at its own expense in the name of DRUCKER LTD. or ALLELIX or both. In such event, DRUCKER LTD. and DR. DRUCKER shall cooperate fully with ALLELIX, at ALLELIX’s expense. ALLELIX shall not settle any such suit without obtaining the consent of DRUCKER LTD., such consent not to be unreasonably withheld. Any recovery obtained by ALLELIX as the result of such proceeding, by settlement or otherwise, shall be applied for the following purposes and in the following order: (1) against legal and other expenses of the suit, (2) against liabilities of ALLELIX, DRUCKER LTD. or DR. DRUCKER resulting from the suit, and (3) to DRUCKER LTD. in accordance with Section 4.5.

IX.	Representations and Warranties

9.0 DRUCKER LTD. and DR. DRUCKER represent and warrant to their knowledge:

•

that DR. DRUCKER is the sole inventor of the inventions described and claimed in the United States patent application filed April 14, 1995 constituting part of the BASIC PATENTS and he has assigned such invention to DRUCKER LTD.

•	that neither of them has entered into any agreement, whether in writing or verbally, with any other person that is inconsistent with the terms of this Agreement.

•

that the University of Toronto, The Toronto Hospital and the agencies which have funded the inventions described and claimed in the BASIC PATENTS have no ownership rights to the BASIC PATENTS except as have been provided for.

9.1 None of DRUCKER LTD., DR. DRUCKER, the University of Toronto and The Toronto Hospital shall have any liability whatsoever to ALLELIX or any other person for or on account of any injury, loss, or damage, or any kind of nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon ALLELIX or any other person, arising out of or in connection with or resulting from (1) the manufacture, use, or sale of any PRODUCT; or (2) any advertising or other promotional activities with respect to any of the foregoing, and ALLELIX shall hold DRUCKER LTD., DR. DRUCKER, the University of Toronto and The Toronto Hospital harmless and indemnify them if any one of them is held liable.

9.2 ALLELIX, at its own expense and at all times during the term of this Agreement, will carry and maintain in full force and effect comprehensive general liability insurance, including product liability provisions, in a form and with a carrier acceptable in the pharmaceutical industry. The limits of such policy shall be sufficient at all times for ALLELIX’s then current activities under this Agreement, and customary for ALLELIX’s business within the industry. The University of Toronto, The Toronto Hospital, DRUCKER LTD., and DR. DRUCKER shall be named as additional insureds on such insurance and the carrier shall agree not to cancel same without providing 60 days prior written notice of cancellation.

X.	Termination

10.0 This Agreement shall continue in effect until terminated pursuant to one of Sections 10.1 to 10.3 inclusive.

10.1 (a) ALLELIX may terminate this Agreement at any time upon sixty (60) days written notice in advance to DRUCKER LTD.

(b) Upon termination of this Agreement by ALLELIX pursuant to Section 10.1 (a), or by DR. DRUCKER or DRUCKER LTD. pursuant to Section 10.2(a) or 10.3, all rights to, know- how, inventions, patents and all other intellectual property relating to the PRODUCT, whether then owned by ALLELIX or by ALLELIX and DR. DRUCKER, shall belong solely to DRUCKER LTD. and ALLELIX shall take all reasonable steps to assign title to this know-how, inventions, patents and other intellectual property to DRUCKER LTD.

10.2 (a) If ALLELIX defaults in any of its material obligations under this Agreement and such default is not remedied within thirty (30) days of the date of written notice of default from DRUCKER LTD. to ALLELIX, DRUCKER LTD. may terminate this Agreement by sending written notice to ALLELIX. This termination shall be effective thirty (30) days after written notice.

(b) If DR. DRUCKER or DRUCKER LTD. defaults in any of its material obligations under this Agreement and such default is not remedied within thirty (30) days of the date of written notice of default from ALLELIX to DRUCKER LTD. or to DR. DRUCKER, ALLELIX may terminate this Agreement by sending written notice to DRUCKER LTD. and to DR. DRUCKER. This termination shall be effective thirty (30) days after written notice.

10.3 If either ALLELIX or DRUCKER LTD. is adjudged bankrupt, or become insolvent, makes an assignment for the benefit of creditors, or is placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this Agreement by giving sixty (60) days’ notice by registered mail to the other party, specifying the basis for termination. If within sixty (60) days after the receipt of such notice, the party receiving notice remedies the condition forming the basis for termination, such notice shall cease to be operative, and this Agreement shall continue in full force. Either party may within sixty (60) days of the notice of termination dispute the allegation of insolvency and if so the termination shall not be effective until the dispute is resolved finally in accordance with the terms of this Agreement in the terminating party’s favour. If DRUCKER LTD. terminates this Agreement because ALLELIX has been adjudged bankrupt, has become insolvent, has made an assignment for the benefit of its creditors, or has been placed in the hands of a receiver or trustee in bankruptcy, DRUCKER LTD. shall enter into agreements with any sublicensees of ALLELIX to grant these sublicenses granted by ALLELIX under any sublicense agreement.

10.4 This Section and the following rights and obligations shall survive any termination of this Agreement to the degree necessary to permit their complete fulfilment or discharge:

(a)	ALLELIX’s obligation to supply a terminal report as specified in Section 7.2 of this Agreement.

(b)	DRUCKER LTD.’s right to receive or recover and ALLELIX’s obligation to pay amounts accrued at the date of termination under Article IV of this Agreement.

(c)	ALLELIX’s obligation to maintain records and make them available under Section 11.0 of this Agreement.

(d)	The covenants, representations, warranties and indemnities under Section 8.2 and Article IX of this Agreement.

(e)	The obligations of confidentiality as provided in Sections 5.5 and 5.6 of this Agreement.

(f)	DR. DRUCKER’s obligation to enter into agreements with Sublicensees under Section 10.3 of this Agreement.

(g)	ALLELIX’s obligations under Section 10.1(b) of this Agreement.

10.5 On termination of this Agreement pursuant to any one of Sections 10.1(a), 10.2(a) or 10.3, neither ALLELIX or its Affiliates shall, directly or indirectly, develop, make, have made, use, sell, have sold or otherwise dispose of PRODUCT for a term of 15 years from the date of termination of this Agreement anywhere in the Territory.

10.6 ALLELIX acknowledges and agrees that the agreements and covenants in Section 10.5 are essential to protect the business and goodwill of DRUCKER LTD. and that a breach by ALLELIX of the covenants in Section 10.5 hereof could result in irreparable loss to DRUCKER LTD. which could not be adequately compensated for in damages and that DRUCKER LTD. may have no adequate remedy at law if ALLELIX breaches such provisions. Consequently, if ALLELIX breaches any of such provisions, DRUCKER LTD. shall have in addition to and not in lieu of, any other rights and remedies available to it under any law or in equity, the right to obtain injunctive relief to restrain any breach or threatened breach thereof and to have such provisions specifically enforced by any court of competent jurisdiction.

10.7 The parties acknowledge that the provisions of Section 10.5 hereof (the “Restrictive Covenants”) are reasonable and valid in geographic and temporal scope and all other respects. If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof, is or are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full affect, without regard to invalid portions. If any court of competent jurisdiction determines that any of the Restrictive Covenants or any part thereof is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. ALLELIX acknowledges that DRUCKER LTD.’s business is world wide and that the pharmaceutical business is world wide and that the geographic scope of the covenants contained herein is reasonable.

XI.	Records

11.0 ALLELIX shall keep accurate records relating to all matters relevant to this Agreement (including payments due hereunder) and shall permit DRUCKER LTD. or its duly authorized independent accountant to inspect all such records and to make copies of or extracts from such records during regular business hours and on reasonable notice throughout the term of this Agreement and for a period of three (3) years thereafter. If any such inspection discloses any underpayment of SUBLICENSING REVENUE, ALLELIX shall promptly pay to DRUCKER LTD. the amount of any shortfall at the rate determined in accordance with Section 7.1 hereof from the date such payment was due until the date that ALLELIX pays this shortfall to DRUCKER LTD.

XII.	Assignability

12.0 Subject to Article VI, ALLELIX shall have the right to assign this Agreement together with all rights and obligations herein to any other person. This Agreement is not assignable by DRUCKER LTD. without the prior written consent of ALLELIX, such consent not to be unreasonably withheld or delayed, except that DRUCKER LTD. may assign the Agreement to DR. DRUCKER or an AFFILIATE without consent.

XIII.	Severability

13.0 The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

XIV.	Use of Licensor’s Name

14.0 In publicising anything made, used, or sold under this Agreement, ALLELIX agrees:

(a)	to give recognition where practicable to DR. DRUCKER; and

(b)	to obtain prior written approval from DRUCKER LTD., DR. DRUCKER, The Toronto Hospital and the University of Toronto before using any of their names in any publications.

XV.	Waiver, Integration, Alteration

15.0 The waiver of a breach hereunder may be effected only by a written document signed by the waiving party and shall not constitute a waiver of any other breach.

15.1 This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning PATENT RIGHTS.

15.2 A provision of this Agreement may be altered only by a written document signed by the parties, except as provided in Article XIII or Section 10.7.

XVI.	Dispute Resolution

16.0 If the parries are unable to resolve any dispute arising under this Agreement, such matter shall be determined by arbitration to be held in Toronto, Ontario, in accordance with the then prevailing rules for commercial arbitration of the Arbitration Act of Ontario (AAO). Unless the parties agree to the appointment of a single arbitrator, the matter of differences shall be referred to three (3) arbitrators, one to be appointed by each party, and a third being nominated by the two so selected by the parties, or if they cannot agree on a third, by an appointment in a manner specified in the AAO rules. In the event that either party shall not have appointed its arbitrator within one (1) month after receiving notice of commencement of arbitration proceedings, such arbitrator shall be appointed in a manner specified in the AAO rules. The determination resulting from such arbitration shall be final and binding on both parties.

XVII.	Applicable Law

17.0 This Agreement shall be construed in accordance with the substantive laws of the Province of Ontario and applicable laws of Canada.

XVIII.	Notices Under the Agreement

18.0 All written communications and notices between the parties shall be delivered or sent by prepaid mail, registered mail or facsimile transmission to the attention of the party at the addresses first written above, or any other addresses of which either party shall notify the other party in writing. Notices sent by prepaid or registered mail shall be effective on the date delivered and notices sent by facsimile shall be effective on the date transmitted.

XIX.	Extended Meaning

19.0	The use of the singular in this Agreement shall include the plural and vice versa.

XX.	Force Majeure

20.0 If an event beyond the control of either of the parties to this Agreement prevents a party from performing its obligations under this Agreement for the duration of the event, then such party shall not be in breach of this Agreement while such event is ongoing. An event beyond a party’s control includes a strike, labour dispute, action of a government and an act of God.

XXI.	Currency

21.0 All amounts due under this Agreement shall be paid in Canadian currency and shall be calculated into Canadian currency using the exchange rate published in the Wall Street Journal on the date that the payment is due.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers on the respective dates and at the respective places hereinafter set forth.

For the Licensee

Allelix Biopharmaceuticals Inc.

/s/ Graham Strachan
By:	Graham Strachan
Title:	President and Chief Executive Officer
At:	Mississauga, Ontario

1149336 ONTARIO INC.

/s/ Daniel J. Drucker
By:	Daniel J. Drucker, M.D.
Title:	President
At:	Toronto, Ontario

Acknowledged and Accepted by:

/s/ Daniel J. Drucker
Daniel J. Drucker, M.D.

Acknowledged and Accepted by the University of Toronto

/s/ Peter B. Munsche
By:	Peter B. Munsche
Title:	Assistant Vice - President
At:	Technology Transfer University of Toronto Toronto, Ontario

Acknowledged and Accepted by The Toronto Hospital

/s/ Donald S. Layne
By:	Donald S. Layne, PH.D.
Title:	Senior Vice President, Research
At:	The Toronto Hospital